Exhibit 99.1

GoldSands Signs Agreement with Mineros SA

Lima, Peru – January 25, 2012 GoldSands Development Company (OTCBB: GSDC.OB; OTCQB: GSDC) (“GoldSands”), is pleased to announce the signing on January 20th of a Mineral Right Option and Joint Venture Agreement (the “Agreement”) with Mineros S.A. (“Mineros”) of Colombia, South America.  The Agreement grants Mineros two exclusive options entitling it to acquire up to an eighty-five percent (85%) interest of GoldSands’ ownership interest in 50 Mineral Rights Concessions located in Northeast Peru (“Mineral Rights”) which it refers to as its Peru GoldSands project. Mineros has agreed to enter into the Agreement to both explore and potentially develop the Mineral Rights.

Mineros SA, a company publicly traded on the Colombia Stock Exchange, is Colombia’s largest gold producer, and one of the world’s largest producers of alluvial gold. Their business is structured within two strategic units. First is the Exploitation unit, comprising alluvial and underground mining operations in El Bagre, Nechi and Zaragoza. The second strategic unit, the Mining Business, includes operations carried out in the locations of Remedios, Amalfi, San Jacinto del Cauca, Pensilvania and Pacora.

Mineros’ 2011 gold production was primarily from alluvial mining projects, with an annual alluvial gold yield of approximately 85,000 ounces, compared to approximately 13,000 ounces from their underground mining operations. For the last several years, Mineros has actively been seeking additional prospective gold projects in South America. Mineros’ 2011 budget for operational expansion was US$79 million, of which US$25 million was earmarked solely for new exploration activities.

Under the Agreement, Mineros has the right to conduct due diligence investigations through April 30, 2012. During this time, GoldSands will grant Mineros access the property underlying the Mineral Rights. In addition, GoldSands will supply any and all relevant documentation necessary for Mineros to reach a decision as to whether or not to proceed with Option 1, described below. During the due diligence period, Mineros will be entitled to collect samples, with Mineros being solely responsible for all related costs, including any services performed by GoldSands.

Option 1: 24 Month Standstill Agreement - Within 10 days of the completion of the due diligence period, Mineros must determine to either to terminate the Agreement and its involvement with the Peru GoldSands project or proceed to exercise Option 1.  Should Mineros exercise Option 1, GoldSands would be prohibited for up to a maximum of 24 months (the “Option 1 Period”) from entering into any other negotiations relating to the Mining Rights or make any further efforts to seek other potential business arrangements concerning the Mining Rights.  In exchange for exercising Option 1, Mineros will be obligated to pay GoldSands US$ 200,000 (USD Two Hundred Thousand) each 4 month period during the Option 1 Period which shall be considered as an advanced profit and credited towards payment of future amounts due to GoldSands should the parties enter into a joint venture to produce the Mineral Rights. During the Option 1 Period, Mineros would have the right to terminate the Agreement and its involvement with the Peru GoldSands project without incurring any liability by giving 1 month notice to GoldSands.

Option 2: Form a 85/15 Joint Venture by Formation of a Special Purpose Entity - Subject to the prior exercise by Mineros of the Option 1 above, Mineros may, within 27 months from February 1, 2012 exercise Option 2 which would result in the parties entering into a joint venture (“JV”) through the formation of a Special Purpose Entity (“SPE”) whereby Mineros would own an eighty five percent (85%) interest in the SPE and GoldSands would own the remaining 15% interest in the SPE.  In the event that the parties do enter into a JV, GoldSands’ interest  would be a 15% net profits interest that is on a carried no capital costs basis, meaning that all capital equipment costs related to the development of the concessions would be paid by Mineros. In addition to fulfilling the requirements under Option 1 above, Mineros would be required to expend a minimum of US$ 3,500,000 (US Dollars Three Million Five Hundred Thousand) on exploration and development of the property underlying the Mining Rights in order to exercise Option 2.  Such costs would be the sole responsibility of Mineros and are not part of the JV.

In the event that Mineros exercised Option 1 and Option 2 described above and the parties formed a JV, Mineros would be solely responsible for developing a feasible mining project and all necessary facilities for the extraction, crushing, processing and beneficiation of commercially valuable minerals, including all necessary facilities for compliance with applicable laws, including environmental laws governing mining activity in Peru. All necessary capital costs and investment required for the development of a feasible project are required to be supported exclusively by Mineros.

Mineros, as the operator, would further be required to maintain a true and correct set of records pertaining to the exploration and evaluation of the concessions and any resulting mining operation and provide written monthly reports to GoldSands. GoldSands would have the right, upon request, to audit any and all records of Mineros relating to the JV operations. GoldSands would also have the right to monitor, at its own expense, all activities related to the JV performed by Mineros or its subcontractors which would include, but not be limited to, the right to make site inspections at any time; to bring experts and consultants on site to examine or evaluate completed work or work in progress; to examine the books, ledgers, documents, papers, and records pertinent to the agreement; and, to observe personnel in every phase of performance of the related work.

Social Programs and environmental responsibility play a key role in Mineros’ perspective of a job well done. In order for local communities to have a better quality of life, Mineros prides itself on acting in compliance with key business principles (which have earned the Company a number of awards) such as: respect for the legal and social order, development of exploration and production activities while maintaining a healthy working environment, respect for the environment and commitment to sustainability, total transparency in the conduct of its activities, and compliance with the consensus reached with its stakeholders.

The Company can provide no assurance that this Agreement will result in the Company and Mineros entering into a joint venture agreement for the purpose of carrying out further development work and production on the Mineral Rights.  In addition, this Agreement should not be construed as any indication that the Company’s Peru GoldSands project contains alluvial gold in economical quantities that would support any commercial production.

GoldSands CEO Michael Stocker remarked:

 “Our team is excited that one of the world’s largest alluvial gold producers is entering into this agreement that has the potential to lead to the development our GoldSands project. We believe that Mineros S.A. is a perfect fit with our vision and values of an approach where the economic benefits go hand in hand with the observance of environmental and social values. Mineros has been analyzing confidential information for several months, and in October 2011, conducted a property visit. We are very pleased that Mineros has entered into this agreement and excited about this potential partnership with Mineros.”

Additional information concerning the Agreement can be found in the Company’s Current Report on Form 8-K.

About GoldSands Development Company

The Company's goal is to fully develop its Peruvian GoldSands project. The Company’s GoldSands project in Peru consists of options on 461 square kilometers (178 square miles) of mining property, the largest such block in the district. For thousands of years, the waters of the Santiago and the Marañón rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off gold and depositing it, as the river comes out into the plain, in the loose gravels and sands - GoldSands - in the area the Company now controls.

Results from test holes drilled during GoldSands’ exploratory drill program indicated the presence of alluvial gold in economical quantities. While the Company considers results from the drill programs and recently completed test mining production to be favorable, the Company cautions that these results do not indicate the presence of a commercially viable mineral deposit over most of the area and an extensive amount of further exploration and funding is needed to determine the full feasibility of the project.

The Company completed a social baseline study involving a series of meetings with local residents and other stakeholders in the region. The Company intends to work in an equitable, transparent, and socially responsible manner with local communities, suppliers and employees. The Company is committed to acting as stewards of the local and regional ecological systems, behaving in an environmentally responsible way, leaving a minimal “footprint” as a result of our operations. The Company is working towards building trust and sustaining relationships that go well beyond mining operations.

Further information about GoldSands Development Company may be found at:  www.goldsandsco.com.

On behalf of the Board:

Dr. Michael Stocker - CEO
GoldSands Development Company

Investor Inquiries:

North America Toll Free: 800-215-0811
Direct Dial: 360-339-7309
Email: info@goldsandsco.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of GoldSands Development Company management and reflect GoldSands Development Company’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of GoldSands Development Company with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, GoldSands Development Company and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.